Exhibit 99.2

METROSPACES, INC. ANNOUNCES CONVERSION OF DEBT INTO PREFERRED STOCK

MIAMI, FL – (PR NEWSWIRE September 2, 2013) Metrospaces, Inc. (OTCQB:MSPC) Metrospaces, Inc. (“MSPC”) announces that it has initially agreed to exchange indebtedness of approximately $180,000 that it owes to its president, Oscar Brito and $750,000 of indebtedness that it owes to GBS Partners, Inc. (“GBS”) for shares of a new series of preferred stock on the basis that each dollar of indebtedness would be exchanged for 1.12 shares of preferred stock. This exchange would remove substantially all long-term indebtedness from MSPC’s balance sheet.

These shares of preferred stock will have a liquidation preference of $1.00 per share. After 180 days from September 4th, 50% of the preferred amount can be convertible into a number of shares of MSPC’s common stock equal to the liquidation preference divided by the market price (subject to a minimum price of $0.05) on the business day prior to conversion. The remaining 50% of the preferred amount can be converted into common stock after 365 days.  The maximum number of shares of MSPC’s common stock into which all of the shares of preferred stock issued in the exchange would be convertible is approximately 18,600,000; however, because the minimum price of $0.05 would be subject to adjustment for stock splits and combinations and other corporate events, this maximum could change. The shares of preferred stock would automatically be converted into common stock in 2024.

The shares of preferred stock would receive dividends at the rate of 4.5% of their liquidation value per annum, payable in additional shares of preferred stock at the option of MSPC.

The shares of preferred stock would be subject to redemption after 730 days at the option of MSPC in the event that the shares have a closing price of $0.175 or higher for 20 consecutive business days, subject to adjustment for stock splits and combinations and other corporate events.

Also, in connection with the exchange, GBS and MSPC have initially agreed that MSPC will replace GBS as the manager of GBS Real Estate Fund I, LLC (the “Fund”), which operates one of MSPC’s two Venezuelan projects.

The exchange and the replacement of GBS by MSPC is subject to the negotiation of definitive provisions for the preferred stock, a definitive agreement for the exchange and the amendment of the Fund’s organizational instruments.

Mr. Brito stated “I believe that the exchange will clean up our balance sheet and make the company more attractive to lenders and investors. I am also pleased that our company will now be responsible for the Los Naranjos La Tour 320 Project in Venezuela.”

About Metrospaces:

Metrospaces www.metrospaces.net  is a publicly traded real estate investment and Development Company which acquires land, designs, builds, and develops then  resells condominiums and Luxury  High-End Hotels, principally in urban areas of Latin America. The company’s current projects are located in Buenos Aires, Argentina, and Caracas, Venezuela.

Relevant Links:
www.metrospaces.net

http://www.bancoactivo.com/

Safe Harbor Statement.

Statements in this news release may be “forward-looking statements.” Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in forward-looking statements due to numerous factors. Any forward-looking statements speak only as of the date of this news release and Metrospaces Inc. undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this news release.

Company Contact: Tel: 305-600-0407
Investor Relations: investors@metrospaces.net